Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SYSCOMM INTERNATIONAL CORPORATION
The undersigned, John H. Spielberger and Dennis R. Wilson, being the President and Secretary, respectively, of SYSCOMM INTERNATIONAL CORPORATION, a Delaware corporation (the “Corporation”), hereby certify as follows:
1. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was September 30, 1987. The original name of the Corporation was “Syscomm International Corporation.”
2. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the applicable provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware.
3. The text of the Amended and Restated Certificate of Incorporation of the Corporation as amended and restated shall read in its entirety as follows:
FIRST: The name of the Corporation is SysComm International Corporation.
SECOND: The address of its registered office in the State of Delaware is No. 1209 Orange Street, Corporation Trust Center, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
FOURTH: The total number of shares which the Corporation shall have authority to issue is Forty-One Million (41,000,000), consisting of Forty Million (40,000,000) shares of common stock, all of par value of one cent ($.01) each, and One Million (1,000,000) shares of preferred stock, all of par value of one cent ($.01) each.
A. Preferred Stock
1. The preferred stock of the Corporation may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not cancelled in any and all such series shall not exceed the total number of shares of preferred stock hereinabove authorized.

2. Authority is hereby vested in the Board of Directors from time to time to authorize the issuance of one or more series of preferred stock and, in connection with the creation of such series, to fix by resolution or resolutions providing for the issuance of shares thereof the characteristics of each such series including, without limitation, the following:
(a) the maximum number of shares to constitute such series, which may subsequently be increased or decreased (but not below the number of shares of that series then outstanding) by resolution of the Board of Directors, the distinctive designation thereof and the stated value thereof if different than the par value thereof;
(b) whether the shares of such series shall have voting powers, full or limited, together with any other series of preferred stock or common stock, or as a separate class, or no voting powers, and if any, the terms of such voting powers;
(c) the dividend rate, if any, on the shares of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of capital stock and whether such dividend shall be cumulative or noncumulative;
(d) whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to redemption, the times, prices and other terms, limitations, restrictions or conditions of such redemption;
(e) the relative amounts, and the relative rights or preference, if any, of payment in respect of shares of such series, which the holders of shares of such series shall be entitled to receive upon the liquidation, dissolution or winding-up of the Corporation;
(f) whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporation purposes and the terms and provisions relative to the operation thereof;
(g) whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class, classes or series, or other securities, whether or not issued by the Corporation, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting same;

(h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock (as defined below) or any other class or classes of stock of the Corporation ranking junior to the shares of such series either as to dividends or upon liquidation, dissolution or winding-up;
(i) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issuance of any additional stock (including additional shares of such series or of any other series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or distributions of assets upon liquidation, dissolution or winding-up; and
(j) any other preference and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall not be inconsistent with law, this Article Fourth or any resolution of the Board of Directors pursuant hereto.
B. Common Stock
1. The common stock of the Corporation may be issued from time to time in any number of shares, provided that the aggregate number of shares issued and not cancelled shall not exceed the total number of shares of common stock hereinabove authorized (“Common Stock”).
2. Unless expressly provided by the Board of Directors of the Corporation in fixing the voting rights of any series of Preferred Stock, the holders of the outstanding shares of Common Stock shall exclusively possess all voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of such stock standing in his name on the books of the Corporation.
3. Subject to the prior rights of the holders of Preferred Stock no or hereafter granted pursuant to Article Fourth, the holders of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for that purpose, dividends payable either in cash, stock or otherwise.
4. In the event of any liquidation, dissolution or winding-up of the Corporation, either voluntary or involuntary, after payment shall be made in full to the holders of Preferred Stock or any amounts to which they may be entitled, the holders of Common stock shall be entitled to the exclusion of the holders of Preferred Stock of any and all series to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

FIFTH: The name and mailing address of the sole incorporator is as follows:

Name	Mailing Address

Robert B. Smith	Wilson & Smith 25 Kingston Street Boston, Massachusetts 02111
SIXTH: The Corporation is to have perpetual existence.
SEVENTH: The private property of the stockholders shall not be subject to the payment of the Corporation’s debts to any extent whatever.
EIGHTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for defining and regulating the powers of the Corporation and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the Corporation by statute:
A. 1. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of such number of directors as is determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors; provided, however, that in no event shall the number of directors be less than three. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third (1/3) of the total number of directors constituting the entire Board of Directors. By unanimous written consent of the Board of Directors, the initial classes shall be elected as follows: Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At each succeeding annual meeting of stockholders, successors to the class of directors whose terms expires at that annual meeting shall be elected for three-year terms. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Except as otherwise required by law, any vacancy on the Board of Directors that results from an increase in the number of directors and any other vacancy occurring in the Board of Directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

2. Any director, or the entire Board of Directors, may be removed from office only for cause and only by the affirmative vote of not less than two-thirds (2/3) of the votes entitled to be cast by the holders of all of the then outstanding shares of Voting Stock (as defined in Article Tenth, Section C), voting together as one class; provided, however, that if a proposal to remove a director is made by or on behalf of an Interested Person (as defined in Article Tenth, Section C) or a director who is not an Independent Director (as defined in Article Tenth, Section C) or a director who is not an Independent Director (as defined in Article Tenth, Section C), then such removal shall also require the affirmative vote of not less than a majority of the votes entitled to be cast by the holders of all of the then outstanding shares of Voting Stock, voting together as one class, excluding Voting Stock beneficially owned by such Interested Person.
3. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors, the election, term of office, filing of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto, as amended, and such directors so elected shall not be divided into classes pursuant to Article Ninth, Section A unless expressly provided by such terms.
B. In furtherance and not limitation of the powers conferred by statute, the Board of Directors is expressly authorized:
1. To make, alter, amend or repeal the By-Laws of the Corporation. The holders of shares of Voting Stock shall, to the extent such power is at the time conferred on them by applicable law, also have the power to make, alter, amend or repeal the By-Laws of the Corporation, provided that any proposal by or on behalf of an Interested Person or a director who is not an Independent Director to make, alter, amend or repeal the By-Laws shall require approval by the affirmative vote described in Article Tenth, Section A, unless either (a) such action has been approved by a majority of the Board of Directors prior to such Interested Person first becoming an Interested Person; or (b) prior to such Interested Person first becoming an Interested Person, a majority of the Board of Directors has approved such Interested Person becoming an Interested Person and, subsequently a majority of the Independent Directors has approved such action.
2. To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.
3. By a majority of the whole Board of Directors, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The By-Laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in the By-Laws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation (except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board of Directors as provided in Article Fourth hereof, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series), adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the By-Laws of the Corporation; and, unless the resolution or By-Laws expressly so provide, no such committee shall have the power or authority to declare a dividend, to authorize the issuance of stock or to adopt a certificate of ownership and merger pursuant to Section 253 of the General Corporation Law of the State of Delaware.
4. When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as the Board of Directors shall deem expedient and for the best interests of the Corporation.
5. To the full extent permitted or not prohibited by law, and without the consent of or other action by the stockholders, to authorize or create mortgages, pledges or other liens or encumbrances upon any or all of the assets, real, personal or mixed, and franchises of the Corporation, including after-acquired property, and to exercise all of the powers of the Corporation in connection therewith.
C. In addition to any other considerations which the Board of Directors may lawfully take into account, in determining whether to take or to refrain from taking corporate action on any matter, including proposing any matter to the stockholders of the Corporation, the Board of Directors may take into account the long-term as well as the short-term interests of the Corporation and its stockholders (including the possibility that these interests may be best served by the continued independence of the Corporation), customers, employees and other constituencies of the Corporation and its subsidiaries, including the effect upon communities in which the Corporation and its subsidiaries do business. In so evaluating any such determination, the Board of Directors shall be deemed to be performing their duties and acting in good faith and in the best interests of the Corporation within the meaning of Section 145 of the General Corporation Law of the State of Delaware, or any successor provision.

D. Subject to the rights of holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding-up, nominations for the election of directors may be made by the Board of Directors or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at an annual meeting only pursuant to the Corporation’s notice of such meeting or if written notice of such stockholder’s intent to make such nomination or nominations has been received by the Secretary of the Corporation not less than sixty nor more than ninety days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary, notice by the stockholder to be timely must be so received not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of (1) the sixtieth day prior to such annual meeting; or (2) the tenth day following the day on which notice of the day of the annual meeting was mailed or public disclosure thereof was made by the Corporation, whichever first occurs. For purposes of calculating the first such notice period following adoption of this Amended and Restated Certificate of Incorporation, the first anniversary of the 1997 annual meeting shall be deemed to be the last day of the twelfth month following the consummation of the initial public offering of the Corporation’s Common Stock. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) relating to the nomination or nominations; (d) the class and number of shares of the Corporation which are beneficially owned by such stockholder and the person to be nominated as of the date of such stockholder’s notice and by any other stockholders known by such stockholder to be supporting such nominees as of the date of such stockholder’s notice; (e) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (f) consent of each nominee to serve as a director of the Corporation if so elected.
In addition, in the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a special meeting only pursuant to the Corporation’s notice of meeting or if written notice of such stockholder’s intent to make such nomination or nominations, setting forth the information and complying with the form described in the immediately preceding paragraph, has been received by the Secretary of the Corporation not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of (i) the sixtieth day prior to such meeting; or (ii) the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure thereof was made by the Corporation, whichever comes first.

No person shall be eligible for election as director of the Corporation unless nominated in accordance with the procedures set forth in Article Eight, Section D. The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that nomination was not made in accordance with the procedures prescribed by Article Eighth, Section D, and if he or she should so determine, the defective nomination shall be disregarded.
Elections of Directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.
NINTH:
A. Meetings of the stockholders may be held within or without the State of Delaware, as the By-Laws may provide. Commencing with the date of the consummation of the initial public offering of the Corporation’s Common Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by a consent in writing by any such holders. Subject to the rights of holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation, dissolution or winding-up, special meetings of the stockholders of the Corporation may be called only by the holders of a majority of the outstanding shares of Common Stock or by a majority of the Board of Directors.
Except as otherwise required by law or by this Amended and Restated Certificate of Incorporation, the holders of not less than a majority in voting power of the shares entitled to vote at any meeting of stockholders; present in person or by proxy, shall constitute a quorum, and the act of the holders of a majority in voting power of the shares present in person or by proxy and entitled to vote on the subject matter shall be deemed the act of the stockholders. If a quorum shall fail to attend any meeting, the presiding officer may adjourn the meeting to another place, date or time. If a notice of any adjourned special meeting of stockholders is sent to all stockholders entitled to vote thereat, stating that it will be held with one-third (1/3) in voting power of the shares entitled to vote thereat constituting a quorum, then except as otherwise required by law, one-third (1/3) in voting power of the shares entitled to vote at such adjourned meeting, present in person or by proxy, shall constitute a quorum, and, except as otherwise required by law or this Amended and Restated Certificate of Incorporation, all matters shall be determined by the holders of a majority in voting power of the shares present in person or by proxy and entitled to vote on the subject matter.

B. At any meeting of the stockholders, only such business shall be conducted as shall have been properly brought before such meeting. To be properly brought before an annual meeting, business must be (1) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors; (2) otherwise properly brought before the meeting by or at the direction of the Board of Directors; or (3) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholders must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be received not less than sixty (60) days nor more than ninety days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary, notice by the stockholder to be timely must be so received not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of (1) the sixtieth day prior to such annual meeting; or (2) the tenth day following the date on which notice of the date of the annual meeting was mailed or public disclosure thereof was made, whichever first occurs. For purposes of calculating the first such notice period following adoption of this Amended and Restated Certificate of Incorporation, the first anniversary of the 1997 annual meeting shall be deemed to be the last day of the twelfth month following the consummation of the initial public offering of the Corporation’s Common Stock. Each such notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the meeting; (b) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business; (c) the class, series and number of shares of the Corporation which are beneficially owned by the stockholder; and (d) and material interest of the stockholder in such business. To be properly brought before a special meeting (or any supplement thereto) given by or at the direction of the Board of Directors.
No business shall be conducted at any meeting of the stockholders except in accordance with the procedures set forth in Article Ninth, Section B. The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of Article Ninth, Section B, and if he or she should so determine, any such business not properly brought before the meeting shall not be transacted. Nothing herein shall be deemed to affect the Corporation’s proxy statement pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 14a-8 thereunder.
The books of the Corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

TENTH:
A. In addition to any affirmative vote required by law or this Amended and Restated Certificate of Incorporation or the Amended and Restated By-Laws of the Corporation, and except as otherwise expressly provided in Section B of Article Tenth, a Business Transaction (as hereinafter defined) with, or proposed by or on behalf of, any Interested Person (as hereinafter defined) or any Affiliate (as hereinafter defined) of any Interested Person or any person who thereafter would be an Affiliate of such Interested Person shall require approval by the affirmative vote of not less than two-thirds (2/3) of the votes entitled to be cast by holders of all the then outstanding Voting Stock, voting together as one class, excluding Voting Stock beneficially owned by such Interested Person. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.
B. The provisions of Article Tenth, Section A, shall not be applicable to any particular Business Transaction, and such Business Transaction shall require only such affirmative vote, if any, as is required by law or by any other provision of this Amended and Restated Certificate of Incorporation or the Amended and Restated By-Laws of the Corporation, or any agreement with any national securities exchange, if either (1) the Business Transaction shall have been approved by a majority of the Board of Directors prior to such Interested Person first becoming an Interested Person or (2) prior to such Interested Person first becoming an Interested Person, a majority of he Board of Directors shall have approved such Interested Person becoming an Interested Person and, subsequently, a majority of the Independent Directors (as hereinafter defined) shall have approved the Business Transaction.
C. The following definitions shall apply with respect to Article Tenth.
1. The term “Affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person.
2. A person shall be a “beneficial owner” of any Capital Stock (a) which such person or any of its Affiliates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates beneficially has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time or the occurrence of one or more events), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the beneficial owner of any security if the agreement, arrangement or understanding to vote such security arises solely from a revocable proxy or consent solicitation made pursuant to and in accordance with the Exchange Act, and is not also then reportable on Schedule 13D under the Exchange Act (or a comparable or successor report); or (c) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock (except to the extent permitted by the proviso of clause (b)(ii) above). For the purposes of determining whether a person is an Interested Person pursuant to paragraph (7) of this Section C, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this paragraph (2) of Section C, but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

3. The term “Business Transaction” shall mean any of the following transactions when entered into by the Corporation or a subsidiary of the Corporation with, or upon a proposal by or on behalf of, any Interested Person or any Affiliate of any Interested Person:
(a) any merger or consolidation of the Corporation or any subsidiary with (i) any Interested Person or (ii) any other corporation which is, or after such merger or consolidation would be, an Affiliate of an Interested Person;
(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Person of assets of the Corporation (other than Capital Stock (as hereinafter defined)) or of any subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of the aggregate market value of all the outstanding stock of the Corporation;
(c) any transaction that results in the issuance of shares or the transfer of treasury shares by the Corporation or by any subsidiary of the Corporation of any Capital Stock or any capital stock of such subsidiary to the Interested Person, except (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Person became such, (ii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the Interested Person became such, (iii) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock, (iv) any issuance of shares or transfer of treasury shares of Capital Stock by the Corporation, provided, however, that in the case of each of clauses (ii) through (iv) above there shall be no increase of more than one percent (1%) in the Interested Person’s proportionate share of the Capital Stock of any class or series or of the Voting Stock or (v) pursuant to a public offering or private placement by the Corporation to an Institutional Investor;

(d) any reclassification of securities, recapitalization or other transaction involving the Corporation or any subsidiary of the Corporation which has the effect, directly or indirectly, of (i) increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Person, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the Interested Person or (ii) increasing the voting power, whether or not then exercisable, of an Interested Person in any class or series of stock of the Corporation or any subsidiary of the Corporation;
(e) the adoption of any plan or proposal by or on behalf of an Interested Person for the liquidation or dissolution of the Corporation; or
(f) any receipt by the Interested Person of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, tax benefits or other financial benefits (other than those expressly permitted in subparagraphs (a) through (e) above) provided by or through the Corporation or any subsidiary.
4. The term “Capital Stock” shall mean all capital stock of the Corporation authorized to be issued from time to time under Article Fourth of this Amended and Restated Certificate of Incorporation.
5. The term “Independent Directors” shall mean the members of the Board of Directors who are not Affiliates or representatives of, or associated with, an Interested Person and who were either directors of the Corporation prior to any person becoming an Interested Person or were recommended for election or elected to succeed such directors by a vote which includes the affirmative vote of a majority of the Independent Directors.
6. The term “Institutional Investor” shall mean a person that (a) has acquired, or will acquire, all of its securities of the Corporation in the ordinary course of its business and not with the purpose nor with the effect of changing or influencing the control of the Corporation, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Section 13 of the Exchange Act and Rule 13d-3(b) thereunder, and (b) is a registered broker dealer; a bank as defined in Section 3(a)(6) of the Exchange Act; an insurance company as defined in, or an investment company registered under, the Investment Company Act of 1940; an investment advisor registered under the Investment Advisors Act of 1940; an employee benefit plan or pension fund subject to the Employee Retirement Income Security Act of 1974 or an endowment fund; a patent holding company, provided that the aggregate amount held directly by the parent and directly and indirectly by its subsidiaries which are not persons specified in the foregoing subclauses of this clause (b) does not exceed one percent (1%) of the securities of the subject class; or a group, provided that all the members are persons specified in the foregoing subclauses of this clause (b).

7. The term “Interested Person” shall mean any person (other than the Corporation, any subsidiary, any Permitted Holder, any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (a) is the beneficial owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all of the then outstanding shares of Voting Stock; (b) has stated in a filing with any governmental agency or press release or otherwise publicly disclosed a plan or intention to become or consider becoming the beneficial owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock and has not expressly abandoned such plan, intention or consideration more than two years prior to the date in question; or (c) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by holders of all then outstanding shares of Voting Stock.
8. The term “Permitted Holder” shall mean John H. Spielberger or any trust or nominee account in which he has effective control or beneficial interest. The term “person” shall mean individual, corporation, partnership, unincorporated association, trust or other entity.
9. The term “person” shall mean individual, corporation, partnership, unincorporated association, trust or other entity.
10. The term “subsidiary” means any company of which a majority of the voting securities are owned, directly or indirectly, by the Corporation.
11. The term “Voting Stock” shall mean Capital Stock of any class or series entitled to vote in the election of directors generally.
D. A majority of the Independent Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, for the purposes of (1) Article Tenth, all questions arising under Article Tenth including, without limitation (a) whether a person is an Interested Person, (b) the number of shares of Capital Stock or other securities beneficially owned by any person; and (c) whether a person is an Affiliate of another; and (2) this Amended and Restated Certificate of Incorporation, the question of whether a person is an Interested Person. Any such determination made in good faith shall be binding and conclusive on all parties.
E. Nothing contained in Article Tenth shall be construed to relieve any Interested Person from any fiduciary obligation imposed by law.
ELEVENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

TWELFTH: The Corporation shall, to the fullest extent permitted by the provisions of § 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
The Board of Directors of the Corporation may, in its discretion, authorize the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liabilities asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the foregoing paragraph of this Article Eleventh.
THIRTEENTH: No director of the Corporation shall be personally liable to the Corporation or any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director, provided that this Article Thirteenth shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Thirteenth shall apply to or have an effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.
FOURTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, SysComm International Corporation has caused this Certificate to be signed by John H. Spielberger, President and by Dennis R. Wilson, Secretary, this 21st day of April, 1997.

SYSCOMM INTERNATIONAL CORPORATION
By:	/s/ JOHN H. SPIELBERGER
JOHN H. SPIELBERGER, President

By:	/s/ DENNIS R. WILSON
DENNIS R. WILSON, Secretary

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION

•	First:	That at the annual meeting of the stockholders of SysComm International Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation. The resolution setting forth the proposed amendment is as follows:

Resolved, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “Fourth” so that, as amended, said Article shall be and read as follows:

“The total number of shares of stock which the Corporation shall have the authority to issue is eighty-five million (85,000,000) shares of common stock with a par value of One Cent ($0.01) per share consisting of eighty million (80,000,000) shares of common stock and five million (5,000,000) shares of preferred stock.”

•	Second:	That thereafter, such meeting of the stockholders of said corporation was duly called and held, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

•	Third:	That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

•	Fourth:	That the capital of said corporation shall not be reduced under or by reason of said amendment.

By:	/s/ ANAT EBENSTEIN
	Name:	Anat Ebenstein, as President

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 03/22/2002 020202879 — 2139479

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION

•	First:	That at the annual meeting of the stockholders of SysComm International Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation. The resolution setting forth the proposed amendment is as follows:

Resolved, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FIRST” so that, as amended, said Article shall be and read as follows:

“The name of the Corporation is InfoTech USA, Inc.”

•	Second:	That thereafter, such meeting of the stockholders of said corporation was duly called and held, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

•	Third:	That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

•	Fourth:	That the capital of said corporation shall not be reduced under or by reason of said amendment.

By:	/s/ J. ROBERT PATTERSON
	Name:	J. Robert Patterson
	Title:	Vice President

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 04/09/2003 030233596 — 2139479

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
INFOTECH USA, INC.
It is hereby certified that:
1. The name of the corporation (hereinafter referred to as the “corporation”) is InfoTech USA, Inc.
2. The Certificate of Incorporation of the corporation is hereby amended by striking out Article First thereof and by substituting in lieu of said Article the following new Article:
FIRST: The name of the corporation is IFTH Acquisition Corp.
3. This Certificate of Amendment of Certificate of Incorporation shall become effective at 11:59 p.m. on December 31, 2007.
4. This Certificate of Amendment of the Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.
Signed on December 31, 2007.

/s/ J. Robert Patterson
J. Robert Patterson, Vice President

State of Delaware Secretary of State Division of Corporations Delivered 12:07 PM 03/16/2009 FILED 12:07 PM 03/16/2009 SRV 090269359 — 2139479 FILE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
IFTH ACQUISITION CORP.
It is hereby certified that:
1. The name of the corporation (hereinafter referred to as the “corporation”) is IFTH Acquisition Corp.
2. The Certificate of Incorporation of the corporation is hereby amended by striking out Article First thereof and by substituting in lieu of said Article the following new Article:
FIRST: The name of the corporation is Steel Vault Corporation
3. Pursuant to a resolution of its Board of Directors, a meeting of stockholders of the Corporation was duly called and held, on March 16, 2009 upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.
4. The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
NOW, THEREFORE, the Corporation has caused this Certificate to be signed this 16th day of March, 2009.

By:	/s/ William J. Caragol
	Name:	William J. Caragol
	Title:	Chief Executive Officer, President, and Acting Chief Financial Officer